================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                       ----------------------------------

                             REGISTRATION STATEMENT
                                  ON FORM S-3
                                     Under
                           THE SECURITIES ACT OF 1933
                          COMMISSION FILE NO. 0-14278

                             MICROSOFT CORPORATION
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          WASHINGTON                                             91-1144442
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)


                               ONE MICROSOFT WAY
                        REDMOND, WASHINGTON  98052-6399
                                 (206) 882-8080
- --------------------------------------------------------------------------------
                  (Address, including zip code, and telephone
             number including area code, of registrant's principal
                               executive office)

             -----------------------------------------------------
                               William H. Neukom
                                Vice President,
                           Law and Corporate Affairs
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                 (206) 882-8080
- --------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

             -----------------------------------------------------
                        Copies of all communications to:
                                Richard B. Dodd
                             Preston Gates & Ellis
                              5000 Columbia Center
                                701 Fifth Avenue
                        Seattle, Washington  98104-7078
             -----------------------------------------------------

================================================================================

         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
               [ ]



         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:
               [X]



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 89(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

Title of each class                           Proposed maximum      Proposed maximum
of securities to be       Amount to be       offering price per    aggregate offering         Amount of
     registered            registered              share*                price*           registration fee
- -------------------      -------------       ------------------    ------------------     ----------------
Common stock             105,847 shares           $54.875             $5,808,354.13           $2,002.88
 par value               -------                   ------              ------------            --------
  $.00005

         *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on October 10, 1994, as reported on the NASDAQ National Market System.

                             CROSS REFERENCE SHEET

                             MICROSOFT CORPORATION

Item No.                         Item                                  Location in Prospectus
- --------                         ----                                  ----------------------
   1          Forepart of the Registration Statement and      Facing page; cross-reference sheet; cover
              Outside Front Cover Page of Prospectus          page of Prospectus

   2          Inside Front and Outside Back Cover Pages of    Available Information; Incorporation of
              Prospectus                                      Certain Documents by Reference

   3          Summary Information, Risk Factors and Ratio     Cover Page of Prospectus
              of Earnings to Fixed Charges

   4          Use of Proceeds                                 Not Applicable

   5          Determination of Offering Price                 Not Applicable

   6          Dilution                                        Not Applicable

   7          Selling Security Holders                        Selling Shareholders

   8          Plan of Distribution                            Not Applicable

   9          Description of Securities to be Registered      Incorporation of Certain Documents by
                                                              Reference

  10          Interest of Named Experts and Counsel           Experts

  11          Material Changes                                Not Applicable

  12          Incorporation of Certain Documents by           Incorporation of Certain Documents by
              Reference                                       Reference

  13          Disclosure of Commission Position on            Disclosure Of Commission Position On
              Indemnification for Securities Act              Indemnification For Securities Act
              Liabilities                                     Liabilities

              Exhibit Index                                   Page II-4

                               TABLE OF CONTENTS


                                                                                                          PAGE
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . .  4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-3

INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-4

                                  PROSPECTUS

                            MICROSOFT CORPORATION
                        105,847 Shares of Common Stock
                        Par Value of $.00005 Per Share

                ---------------------------------------------

         This Prospectus relates to up to 105,847 shares of common stock (the "Shares") of Microsoft Corporation (the "Company") which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of the Shares estimated to be approximately $6,102.88

         The Shares are registered as a result of a merger (the "Merger") of Microsoft Corporation, a Washington corporation ("Microsoft") and Altamira Software Corporation, a California corporation ("Altamira"). In an agreement related to the Merger, each Selling Shareholder entered into an investment agreement with Microsoft (the "Investment Agreement"). The Investment Agreement limits the amount of shares the Selling Shareholder may sell during the first two years of the agreement.

         The Company has been advised by each Selling Shareholder that, subject to the terms of the Investment Agreement, he or she expects to offer his or her shares through brokers and dealers to be selected by him or her from time to time. The Shares may be offered for sale through the National Market System of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Subject to the terms of the Investment Agreement, each Selling Shareholder may pledge all or a portion of the Shares owned by him or her as collateral in loan transactions. Upon default by such a Selling Shareholder the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholder under this Prospectus. Subject to the terms of the Investment Agreement, each Selling Shareholder may also transfer Shares owned by him by gift and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. Each Selling Shareholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Shares are traded on the National Market System of the NASD. The average of the high and low prices of the Company's common stock as reported on the National Market System on October 10, 1994 was $54.875 per share.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                ---------------------------------------------

               The date of this Prospectus is October 14, 1994.

All of the securities to be registered hereby are to be offered for the account of security holders.

                             AVAILABLE INFORMATION


         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

                          -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended June 30, 1994.

         2. The description of the Common Stock of the Company which is contained in the Form 8-A registration statement of the Company filed pursuant to the Securities Exchange Act of 1934 under Commission file number 0-14278, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to the Company's Vice President, Law and Corporate Affairs, at the Company's principal executive office, One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                          -------------------------

         This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended, with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby.
Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                  THE COMPANY

         Microsoft Corporation, a Washington corporation, has its principal executive offices at One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080. Microsoft was founded as a partnership in 1975 and was incorporated in 1981. The Company designs, develops, markets, and supports a product line of systems and applications microcomputer software for business and professional use. The Company offers several operating systems products, computer language products in a number of computer languages, and business applications software products in several categories, including word processing, spreadsheet, file management, graphics, and project management.
The Company's products are available for 16-bit and 32-bit microcomputers, including IBM, Tandy, Apple, COMPAQ, Olivetti, AT&T, Zenith, Wang, Hewlett-Packard, DEC, Siemens, Mitsubishi, and NEC. Microsoft develops most of its software products internally using proprietary development tools and methodology. The Company markets and distributes its products domestically and internationally through the original equipment manufacturer ("OEM") channel and through the retail channel primarily by means of independent distributors and dealers and by direct marketing to corporate, governmental, and educational customers.

                              SELLING SHAREHOLDERS

         The 105,847 Common Shares of the Company described in this Prospectus are owned by the individuals listed below. All of the shares offered hereby were acquired by the listed individuals in connection with an acquisition of Altamira. Alvy Ray Smith and Nicholas Clay are now each employees of the Company, but the Selling Shareholders do not have any other material relationship with the Company except as disclosed below.

                                   No. of Shares
        Name of                     Owned Prior                                             Shares
  Selling Shareholders (1)          Offering (2)        Received from Company              Offered
- --------------------------       ------------------   -------------------------       ------------------
TVI-4 L.P.                         ---------------                 28,958                     13,031
TVI Partners -4, L.P.              ---------------                  3,384                      1,523
TVI Affiliates -4, L.P.            ---------------                    249                        112
Alvy Ray Smith                     ---------------                 28,199                     12,689
Morton H. Meyerson                 ---------------                 13,116                      5,902
Pixar                              ---------------                 10,310                      9,279
Nicholas Clay                      ---------------                  6,075                      2,734
Steven Brooks                      ---------------                  3,037                      1,367
S. David Kalish                    ---------------                  2,250                      1,013
Lawrence Wilkinson                 ---------------                    360                        162
Garen K. Staglin                   ---------------                    360                        162
Steven G. Blank                    ---------------                  1,574                        709
C. Gordon Bell                     ---------------                  1,574                        709
Stanford University                ---------------                    900                        405
David Boucher                      ---------------                    720                        324
Ed Catmull                         ---------------                    225                        101
Eric Lyons                         ---------------                  4,556                      2,050
Total                              ---------------                105,847                     52,272

- --------------------

         (1) With the exception of C. Gordon Bell, who has served as a consultant to the Company, and on the Company's Technical Advisory Board, none of the Selling Shareholders held any office with the Company during the last three years.

         (2) All amounts are less than 1% of the issued and outstanding shares of common stock of the Company.

                                    EXPERTS

        The consolidated financial statements of the Company as of June 30, 1994, and 1993 and for each of the three years in the period ended June 30, 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon such opinion given upon the authority of said firm as experts in accounting and auditing.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Article XII of the Company's Restated Articles of Incorporation authorizes the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933 (the "Act").

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

      Registration Fee--                                          $ 2,002.88
      Securities and Exchange Commission                          ----------

      Accountant's Fees                                             1,000.00
                                                                  ----------
      Legal Fees                                                    3,000.00
                                                                  ----------
      Miscellaneous                                                   100.00
                                                                  ----------
         Total                                                    $ 6,102.88
                                                                  ==========

Item 15.         Indemnification of Directors and Officers.

         Article XII of the Restated Articles of Incorporation of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933 (the "Act").

         The directors and officers of the Company are entitled to indemnification by the Selling Shareholder against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of the Selling Shareholder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder (or his donees, legatees, and pledgees) or such underwriter.

Item 16.         List of Exhibits.

         The Exhibits to this registration statement are listed in the Index to Exhibits on pages II-4

Item 17.         Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on the 14th day of October, 1994.

                             MICROSOFT CORPORATION


                             By  \s\  Michael W. Brown
                                -------------------------------
                             Its:  Vice President,  Finance; Chief
                                   Financial Officer
                                -------------------------------



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


\s\  Michael W. Brown                                   Dated October 14, 1994
- ---------------------------------
Michael W. Brown
Vice President, Finance; Chief Financial Officer
(Principal Financial and Accounting  Officer)


Principal Executive Officer                )
         William H. Gates,                 )
         Chairman and CEO                  )                Dated October 14, 1994

                                           )
                                           )
Directors:                                 )                By    \s\ Michael W. Brown
                                                               ----------------------------
                                                            Michael W. Brown
         William H. Gates                  )                Vice President, Finance; Chief
         Paul G. Allen                     )                Financial Officer
         Richard A. Hackborn               )
         Robert D. O'Brien                 )                Pursuant to Power of
         William G. Reed, Jr.              )                Attorney dated October 4
         John A. Shirley                   )                through 13, 1994

                               INDEX TO EXHIBITS

Exhibit No.                                        Description
- -----------                                        -----------
3.1                               Restated Articles of Incorporation(1)

3.2                               Bylaws(1)

5                                 Opinion of Counsel re: legality

13                                1994 Annual report to Shareholders(1)

23.1                              Consent of Deloitte & Touche LLP as Independent Accountants

23.2                              Consent of Preston Gates & Ellis(2)

24                                Power of Attorney


_________________
(1) Incorporated by reference to Microsoft's Form 10-K for the fiscal year ended June 30, 1994.
(2)  Contained within Exhibit 5.